Exhibit 5

LUSE GORMAN POMERENK & SCHICK

A Professional Corporation

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 400

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

writer’s direct dial number	writer’s e-mail
(202) 274-2000

June 15, 2009

The Board of Directors

Cullman Bancorp, Inc.

14 N. Dryden Place

Arlington Heights, Illinois 60004

Re:	Cullman Bancorp, Inc.
Common Stock Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of Cullman Bancorp, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Charter, Registration Statement on Form S-1, as amended (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and the Cullman Savings Bank Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal and Tax Matters,” and for inclusion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION